Exhibit 10.16

MOCON, INC.

DESCRIPTION OF EXECUTIVE OFFICER
COMPENSATION ARRANGEMENTS

All of the employees of MOCON, Inc., including executive officers, are employed “at will” and do not have employment agreements with MOCON.  MOCON has, however, entered into a written Executive Severance Agreement, a form of which was filed as an exhibit to our Annual Report on Form 10-K for our fiscal year ended December 31, 2007, with five of our full-time executive officers, including each of our officers listed below.  The following is a description of oral compensation arrangements for 2011 between MOCON, Inc. and our executive officers who are listed as “named executive officers” in our proxy statement relating to our 2011 annual meeting of shareholders:

Name of Executive Officer	Title	Base Salary	Bonus Arrangements	Stock Options	Other
Robert L. Demorest	Chairman, President and Chief Executive Officer	$295,717 per year	See footnotes (1) and (2) below	Stock options to purchase shares of MOCON common stock are granted from time to time in the sole discretion of the Compensation Committee of the MOCON board of directors

Under the MOCON, Inc. Savings and Retirement Plan, participants, including executive officers, may voluntarily request that MOCON reduce pre-tax compensation by up to 75% (subject to certain special limitations) and contribute such amounts to a trust. MOCON contributed an amount equal to 50% of the first 6% of the amount that each participant contributed under this plan. MOCON provides an automobile for each of its full-time executive officers. Executive Officers generally receive 3-5 weeks vacation per year. MOCON employees, including its executive officers, are not compensated for unused vacation. Executive officers are reimbursed for expenses incurred in the ordinary course of business. Executive officers receive other benefits received by other MOCON employees, including health, dental and life insurance benefits.

Daniel W. Mayer	Executive Vice President	$223,310 per year	See footnotes (1) and (2) below	See above	See above

Darrell B. Lee	Vice President, Chief Financial Officer, Treasurer and Secretary	$174,927 per year	See footnotes (1) and (2) below	See above	See above

Name of Executive Officer	Title	Base Salary	Bonus Arrangements	Stock Options	Other
Douglas J. Lindemann	Vice President and General Manager	$190,383 per year	See footnotes (1) and (2) below	See above	See above

Robert E. Forsberg	President, Baseline-MOCON, Inc.	$160,779	See footnotes (1) and (2) below	See above	See above

(1)                                  MOCON provides its executive officers and other employees a direct financial incentive to achieve MOCON’s annual profit goals through the MOCON, Inc. Incentive Pay Plan, which was established pursuant to resolutions of the Compensation Committee effective January 1, 2003 and filed as an exhibit to MOCON’s annual report on Form 10-K for the year ended December 31, 2002.  Under the Incentive Pay Plan, annual goals are measured by MOCON’s annual net income before income taxes and incentives for Messrs. Demorest, Lee, Lindemann, Mayer and Forsberg, who have overall corporate responsibilities.  The Incentive Pay Plan contemplates that each year the Compensation Committee will establish goal amounts for MOCON’s executive officers and will determine the percentage of salary at goal for MOCON’s executive officers.  On December 27, 2010, the Compensation Committee established these goal amounts and determined these percentages.  Although the goal amounts are confidential, the 2011 percentages of salary at goal range from thirty-five percent to sixty-five percent of 2011 base salary earned, at goal, with the actual incentive paid based on the percentage of goal achieved, up to a maximum of one hundred fifty percent.  The fiscal 2011 goals and percentages of salary were set forth in resolutions approved by the Compensation Committee and are not otherwise set forth in any written agreements between MOCON and the executive officers.  The following are the amounts paid to each of MOCON’s executive officers under the Incentive Pay Plan with respect to fiscal 2010:  Mr. Demorest: $251,434; Mr. Mayer: $116,846; Mr. Lee: $86,297, Mr. Lindemann: $112,066 and Mr. Forsberg: $71,321.  These amounts were paid in March 2011.

(2)                                  On December 27, 2010, the Compensation Committee established individual special performance related bonus arrangements for Messrs. Demorest, Mayer, Lee, Lindemann and Forsberg to further motivate these individuals to attain certain company-related performance goals in addition to the profitability performance-related goals covered under MOCON’s Incentive Pay Plan.  While the specific performance goals remain confidential, the bonuses if paid will be in the form of an extra week of paid vacation and an all-expense paid trip for two, up to maximum amounts ranging from $10,000 to $13,000.  The terms of the fiscal 2011 special performance related bonuses were set forth in resolutions approved by the Compensation Committee and are not otherwise set forth in any written agreements between MOCON and the executive officers.